EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

by and among

Dow Jones & Company,

Golden Acquisition Corp.

and

MarketWatch, Inc.

Dated as of

November 14, 2004

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2004 (this “Agreement”) is by and among MarketWatch, Inc., a Delaware corporation (the “Company”), Dow Jones & Company, a Delaware corporation (“Buyer”), and Golden Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Buyer, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Buyer to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of such combination, the boards of directors of Buyer, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

(a) Each of the following terms, as used in this Agreement, has the meaning ascribed to it below:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble hereof.

“Alternative Proposal” has the meaning set forth in Section 8.3(b)(i) hereof.

“Alternative Transaction” means any of the following: (i) a transaction pursuant to which any Third Party (or group of Third Parties) seeks to acquire, directly or indirectly, more than 25 percent of the outstanding shares of Company Common Stock, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

“Applicable Law” means, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority or common law applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble hereof.

“Buyer Common Stock” means the common stock, par value of $1.00 per share, of Buyer.

“Buyer’s Disclosure Letter” means the written disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Expenses” has the meaning set forth in the Section 8.3(c) hereof.

“Buyer Material Adverse Effect” means (x) any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole or (y) any change or effect that could reasonably be expected to prevent, materially delay or materially impede the ability of Buyer to complete the Merger by the Final Date; provided, however, that a Buyer Material Adverse Effect shall not be deemed to result from or arise out of (i) any change in the market price or trading volume of Buyer’s securities or any effect resulting from any such change; (ii) any change in Law, GAAP or interpretations thereof that apply to Buyer or its Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law; (iii) any change, occurrence, development, event, series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which Buyer or its Subsidiaries operate, provide or sell products and services or otherwise does business; (iv) any change, occurrence, development, event, series of events or circumstances affecting the securities, foreign exchange or other markets of the United States or any other country in which Buyer or its Subsidiaries operate, provide or sell products or services or otherwise does business; (v) any change, occurrence, development, event, series of events or circumstances affecting companies operating in the industries or markets in which Buyer or its Subsidiaries operate, provide or sell products or services or otherwise does business; (vi) any change, occurrence, development, event, series of events or circumstances affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; or (vii) except with respect to the representations and warranties set forth in Sections 4.2 and 4.3 hereof, any change, occurrence, development, event, series of events or circumstances resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of Buyer in connection with the Merger (except, with respect to the foregoing clauses (ii) – (vi), to the extent that such changes, occurrences, developments, events, series of events or circumstances have a materially disproportionate effect on Buyer and its Subsidiaries relative to other participants in the industries in which Buyer and its Subsidiaries operate). References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Buyer Material Adverse Effect.

“Certificate of Merger” has the meaning set forth in Section 2.3 hereof.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the Preamble hereof.

“Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company’s Disclosure Letter” means the written disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Plans” means (i) all “employee benefit plans” within the meaning of Section 3(2) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, unemployment, severance, vacation, insurance or hospitalization program and any other fringe or employee benefit plans, programs or arrangements, in each case, maintained or contributed to by the Company or the Significant Subsidiary with respect to which the Company or the Significant Subsidiary has or may have any liability relating to any current or former employee, director, consultant or agent, and (ii) all employment, executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee or former employee of the Company or the Significant Subsidiary, but excluding any such agreements with former employees under which the Company has no remaining obligations.

“Company ESPP” means the MarketWatch, Inc. 2004 Employee Stock Purchase Plan.

“Company IT Systems” means all computer servers, systems and networks, including all hardware, equipment and software owned by, licensed to or leased by the Company or the Significant Subsidiary (or for which the Company or any of its Subsidiaries otherwise has the right to use) that are material for the processing, storage, maintenance and operation of data, information and functions used in connection with the business of the Company and the Significant Subsidiary.

“Company Material Adverse Effect” means (x) any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) any change or effect that could reasonably be expected to prevent, materially delay or materially impede the ability of the Company to complete the Merger by the Final Date; provided, however, that a Company Material Adverse Effect shall not be deemed to result from or arise out of (i) any change in the market price or trading volume of the Company’s securities or any effect resulting from any such change; (ii) any change in Law, GAAP or interpretations thereof that apply to the Company or its Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law; (iii) any change, occurrence, development, event, series of events or circumstances affecting the general economic or business conditions in the United States or any other country in which the Company or its Subsidiaries operate, provide or sell products and services or otherwise does business; (iv) any change, occurrence, development, event, series of events or circumstances affecting the securities, foreign exchange or other markets of the United States or any other country in which the Company or its Subsidiaries operate, provide or sell products or services or otherwise does business; (v) any change, occurrence, development, event, series of events or circumstances affecting companies operating in the industries or markets in which the Company or its Subsidiaries operate, provide or sell products or services or otherwise does business; (vi) any change, occurrence, development, event, series of events or circumstances affecting national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States; (vii) except with respect to the representations and warranties set forth in Sections 3.3, 3.4, 3.11(f) hereof, any change, occurrence, development, event, series of events or circumstances resulting from the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or due to the public announcement of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, disruption in suppliers, distributors, partners or similar relationships, and any litigation brought by stockholders of Company in connection with the Merger; or (viii) any expiration or any breach, termination or non-renewal of or by Thomson Financial Inc. with respect to that certain Thomson/MarketWatch Service Production Agreement, entered into as of March 31, 2004, by and between MarketWatch.com, Inc. and Thomson Financial Inc. (except, with respect to the foregoing clauses (ii) – (vi), to the extent that such changes, occurrences, developments, events, series of events or circumstances have a materially disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate). References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

“Company Permits” has the meaning set forth in Section 3.13(b) hereof.

“Company Preferred Stock” means the Preferred Stock, $0.01 par value, of the Company.

“Company SEC Reports” has the meaning set forth in Section 3.8 hereof.

“Company Stock Certificate” has the meaning set forth in Section 2.4(e)(i) hereof.

“Company Stock Options” means all options to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Stock Plans” means the MarketWatch, Inc. 1998 Directors Stock Option Plan; MarketWatch, Inc. 1998 Equity Incentive Plan, MarketWatch, Inc. 2004 Equity Incentive Plan, Pinnacor Inc. 1999 Stock Option Plan, Pinnacor Inc. 2000 Equity Incentive Plan, and Big Charts Inc. 1995 Stock Plan, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.3 hereof.

“Continuing Employees” has the meaning set forth in Section 6.11 hereof.

“Contract” means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.

“Current Offering” has the meaning set forth in Section 2.4(f) hereof.

“DGCL” means the Delaware General Corporation Law and all amendments and additions thereto.

“Dissenting Shares” has the meaning set forth in Section 2.4(g) hereof.

“Effective Time” has the meaning set forth in Section 2.3 hereof.

“Environmental Laws” means any federal, state, local or common law, statute, rule or regulation relating to the environment or occupational health and safety, including, without limitation, any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) health and safety of employees and other persons; and (vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fee” has the meaning set forth in Section 8.3(b) hereof.

“Final Date” has the meaning set forth in Section 8.1(b) hereof.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the specified period, together with the normal recurring year-end adjustments.

“Governmental Authority” means any territorial, federal, state or local, whether domestic, foreign or supranational governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency; any self-regulatory organization; or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or words of similar import under any applicable Environmental Law, including, without limitation, asbestos and asbestos-containing materials and petroleum and any derivative or by-products thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Schedule 1.1(a), in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company. The directors and executive officers of the Company listed in Schedule 1.1(a) shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other person other than as expressly set forth in the foregoing sentence.

“Law” means any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree.

“Lease Agreements” has the meaning set forth in Section 3.14(a) hereof.

“Lien” means any security interests, liens, claims, pledges, charges and encumbrances (other than liens for Taxes not yet due and payable).

“Material Contracts” means (i) contracts (including all amendments thereto) that are required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Reports as of the date hereof, (ii) contracts (including all amendments thereto) that, in each case, as of the date hereof, will be required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act as “material contracts” and have not been filed, (iii) contracts with advertisers, licensees or other customers under which the Company or any of its Subsidiaries has received pursuant to such contract in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (iv) contracts with vendors or suppliers of technology or other products or services to the Company that has involved expenditures by the Company or any of its Subsidiaries in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (v) contracts with providers of data and content under which the Company or any of its Subsidiaries has expended pursuant to such contract in excess of $200,000 from the period of January 1, 2004 to October 31, 2004, (vi) each loan agreement, indenture, mortgage, pledge, security agreement, guaranty, or standby letters of credit in an amount exceeding $100,000 individually or $200,000 in the aggregate, other than deposits in the ordinary course of business or any item constituting a portion of the restricted cash line as reflected on the unaudited condensed consolidated balance sheet of the Company as of September 30, 2004, and (vii) partnerships, joint ventures, or technology sharing agreements or agreements containing any material restriction on the Company or its Affiliates with respect to the conduct of their respective businesses in any geographic area or otherwise competing with or engaging in any business, and (viii) any contracts delivered to Buyer following the date of this Agreement pursuant to Section 5.1 of this Agreement.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.4(e)(i) hereof.

“Merger Sub” has the meaning set forth in the Preamble hereof.

“New Employment Agreement” has the meaning set forth in Section 5.2 hereof.

“Option Exchange Ratio” has the meaning set forth in Section 2.4(f) hereof.

“Paying Agent” has the meaning set forth in Section 2.5(a) hereof.

“Payment Fund” has the meaning set forth in Section 2.5(a) hereof.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pinnacor 2000 Equity Plan” means the Pinnacor Inc. 2000 Equity Incentive Plan.

“Pinnacor 2000 Option” has the meaning set forth in Section 2.4(f).

“Proprietary Asset” means any of the following under Applicable Law: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, symbols, domain name registrations, corporate names, or trade names (whether registered or unregistered), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all registrations, applications and renewals therefor; (c) all copyrights and copyrightable works (whether registered or unregistered) (including but not limited to websites and the contents therein, editorial and other content, translations or other derivative works) and all registrations, applications and renewals therefor; (d) mask works and all registrations, applications and renewals therefor; (e) all know-how and trade secrets and confidential business information (including but not limited to ideas, research and development, formulas, compositions, processes, techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including but not limited to data, databases and related documentation), charting, look and feel, coding, symbols, designs and internet-related assets; and (g) all other intellectual property or proprietary rights, including, without limitation, moral rights, rights of privacy and publicity, the right to use the names and likenesses of any Person, in each case whether owned, leased or licensed. Any material Proprietary Asset used and necessary for the operation of the business of the Company or the Significant Subsidiary as currently conducted shall be referred to herein as a “Business Proprietary Asset.”

“Proxy Statement” means the proxy statement to be used by the Company to obtain the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Restricted Stock Award” has the meaning set forth in Section 2.4(f) hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means a Subsidiary that meets the conditions of a “Significant Subsidiary” pursuant to Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

“Stockholder Meeting” has the meaning set forth in Section 6.1 hereof.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

“Superior Offer” with respect to a Superior Proposal, means a bona fide written offer, which if accepted would constitute a legally binding agreement made by Buyer relating to amending or otherwise modifying this Agreement on terms that the board of directors of the Company determines in good faith and after consultation with its legal counsel or financial advisor would be, or is reasonably likely to be, more favorable to the Company’s stockholders than the transaction contemplated by such Superior Proposal.

“Superior Proposal” means a bona fide written proposal made by a Third Party relating to an Alternative Transaction on terms that the board of directors of the Company determines in good faith and after consultation with its financial adviser would be, or is reasonably likely to be, more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, as amended by a Superior Offer accepted by the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1 hereof.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employment taxes (including any employee withholding taxes), unemployment insurance, severance taxes, windfall profits taxes, value added taxes, alternative or add-on minimum taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, premium taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Third Party” means any Person other than a party to this Agreement or an Affiliate of such a party, it being agreed that Pearson LLC and Viacom Inc. and their respective Affiliates shall be deemed to be Third Parties for purposes of this Agreement.

“Tranche of Company Stock Options” means all Company Stock Options with the same grant date, expiration date, exercise price and vesting schedule.

“UBS” has the meaning set forth in Section 3.7 hereof.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.3 Other Definitional Provisions.

(a) The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement, Merger Sub will merge with and into the Company (the “Merger”) at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, in San Francisco, California, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date the parties hereto shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware, and Buyer will deliver the Payment Fund to the Paying Agent in the manner provided in Section 2.5. The Merger shall be effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or on such later date as may be specified therein (the time of such effectiveness being, the “Effective Time”)

Section 2.4 Effect of Merger.

(a) General. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

(b) Certificate of Incorporation. The Certificate of Incorporation of the Company shall be amended as of the Effective Time to read in its entirety as set forth in the Certificate of Merger. As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by law and such Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(c) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

(d) Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub at and after the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

(e) Conversion of Company Shares. At and as of the Effective Time,

(i) each outstanding share of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub) shall be converted into the right to receive an amount (the “Merger Consideration”) equal to $18.00 in cash (without interest), upon surrender of the certificate representing such outstanding share of Company Common Stock (the “Company Stock Certificate”) in the manner set forth in Section 2.5, and as of the Effective Time, each outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (or, if applicable, to have such share of Company Common Stock be treated as a Dissenting Share as described in Section 2.4(g)); provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Common Stock prior to the Effective Time;

(ii) each Dissenting Share shall be treated as described in Section 2.4(g); and

(iii) each share of Company Common Stock held by Buyer, the Company or Merger Sub shall be cancelled.

(f) Options; Restricted Stock Awards; Stock Purchase Plan.

(i) Buyer, Merger Sub and the Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each Company Stock Option then outstanding shall become vested and exercisable with respect to one hundred percent (100%) of the shares of Company Common Stock subject to each such Company Stock Option. Buyer, Merger Sub and the Company shall take all actions necessary to provide that, each Company Stock Option that is outstanding immediately prior to the Effective Time (except Company Stock Options subject to the Pinnacor 2000 Equity Plan that are cancelled for a cash payment in accordance with Section 2.4(f)(ii), below, and except Director Stock Options that are cancelled for a cash payment in accordance with Section 2.4(f)(iv), below) shall be assumed by Buyer as of the Effective Time. As of the Effective Time, each such Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Stock Option so assumed by Buyer shall be fully vested and be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Stock Plans and the applicable option and other related agreements issued thereunder, except that each assumed Company Stock Option shall be exercisable (x) for shares of Buyer Common Stock, with the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Buyer Common Stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs, (y) at an exercise price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Option Exchange Ratio. Following the assumption of the Company Stock Options, all references to the Company in the Company Stock Options and the Company Stock Plans shall be deemed to refer to the Buyer.

(ii) Each Company Stock Option subject to the Pinnacor 2000 Equity Plan and outstanding as of the Effective Time (a “Pinnacor 2000 Option”), may, if the holder so consents, to the extent of each such Pinnacor 2000 Option, be assumed in accordance with Section 2.4(f)(i), above. Each Pinnacor 2000 Option to the extent not assumed pursuant to preceding sentence shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Merger Consideration over the exercise price for each share of Company Common Stock under such Pinnacor 2000 Option subject to withholding for applicable income, employment and other taxes. All payments under this Section 2.4(f)(ii) shall be made as promptly as practicable after the Effective Time.

(iii) The conversion of Company Stock Options provided for in Section 2.4(f)(i), with respect to any options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(iv) With respect to each Company Stock Option that is held by a director of the Company who is not an employee of the Company (other than any director that continues as a director, officer, employee or consultant of the Buyer or any Subsidiary of the Buyer after the Effective Time) as of the Effective Time (a “Director Stock Option”), Buyer, Merger Sub and the Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each such Director Stock Option then outstanding shall become vested and exercisable with respect to one hundred percent (100%) of the shares of Company Common Stock subject to each such Director Stock Option and shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess of the Merger Consideration over the exercise price for each share of Company Common Stock under such Director Stock Option subject to withholding for applicable income, employment and other taxes. All payments under this Section 2.4(f)(iv) shall be made as promptly as practicable after the Effective Time.

(v) As soon as practicable after the Effective Time, Buyer shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4(f) after giving effect to the Merger). Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of such assumed Company Stock Options pursuant to the terms set forth in this Section 2.4(f).

(vi) Each share of Company Common Stock subject to a restricted stock award (a “Restricted Stock Award”) outstanding as of the Effective Time shall be converted pursuant to the Merger into the right to receive Merger Consideration in the same manner as other shares of Company Common Stock issued and outstanding as of the Effective Time. Immediately after the Effective Time, each Restricted Stock Award (which will then represent the right to receive Merger Consideration) shall accelerate and become fully vested.

(vii) The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to (i) shorten the offering period under the Company ESPP which includes the date on which the Effective Time occurs (the “Current Offering”), if applicable, such that the Current Offering shall terminate immediately prior to the Effective Time, (ii) prohibit any new participants from entering the Company ESPP and prohibit any current participant from increasing his or her payroll deductions or subscription amount after the date hereof, and (iii) ensure that no offering periods under the Company ESPP commence after the date hereof. Any purchase rights existing immediately prior to the Effective Time under the Company ESPP to acquire a share of Company Common Stock (“ESPP Purchase Rights”) shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Merger Consideration over the purchase price payable by the holder to acquire such share pursuant to the terms of the Company ESPP subject to withholding for applicable income and employment taxes. At the Effective Time the Company shall terminate the Company ESPP.

(g) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to this Section 2.4, but the holder thereof shall only be entitled to such rights as are granted by Section 262 of the DGCL.

(ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands purchase of such shares under Section 262 of the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Section 2.4, without interest thereon, upon surrender to the Company of the Company Stock Certificate.

(iii) The Company shall give Buyer (A) prompt notice of its receipt of any written demands for appraisal rights and any withdrawals of such demands, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Buyer or as may be required under Applicable Law, voluntarily make any payment with respect to any demands for purchase of Company Common Stock pursuant to appraisal rights or offer to settle or settle any such demands.

(h) Conversion of Capital Stock of Merger Sub. At and as of the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

Section 2.5 Procedure for Payment.

(a) Deposit of Funds. At or prior to the Effective Time, Buyer shall or shall cause the Surviving Corporation to furnish to a bank or trust company mutually acceptable to Buyer and the Company (the “Paying Agent”) a corpus (the “Payment Fund”) consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub). Buyer shall, from time to time, deposit any additional funds necessary to pay the aggregate Merger Consideration.

(b) Procedures. Promptly after the Effective Time, Buyer shall cause the Paying Agent to mail a letter of transmittal in customary form and containing such customary provisions as Buyer and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent, provisions regarding those Company Stock Certificates held in book-entry form) to each record holder of Company Common Stock outstanding at the Effective Time for the holder to use in surrendering the Company Stock Certificate against payment of the Merger Consideration. No interest will accrue or be paid to the holder of any outstanding shares of Company Common Stock. Buyer shall cause the Paying Agent to make full payment of the Merger Consideration to each holder of Company Common Stock (other than any Dissenting Shares and shares of Company Common Stock held by Buyer, the Company or Merger Sub) promptly after such stockholder surrenders such stockholder’s Company Stock Certificates to the Paying Agent or an affidavit to the effect that their Company Stock Certificates shall have been lost, stolen or destroyed in accordance with Section 2.7 to the Paying Agent. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Company Stock Certificate surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment establish to the satisfaction of the Paying Agent that the prior transfer was valid and such person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Stock Certificate or establish to the satisfaction of Buyer or the Paying Agent that such tax has been paid or is not applicable.

(c) Investment of Payment Fund. Buyer may cause the Paying Agent to invest the cash included in the Payment Fund as directed by Buyer; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of payments of the Merger Consideration and that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and Buyer shall cause the Surviving Corporation to replace promptly any portion of the Payment Fund that the Paying Agent loses through investments.

(d) Termination of Payment Fund. Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders of the Company shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their Company Stock Certificates.

(e) Paying Agent Expenses. Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

Section 2.6 No Further Transfers of Company Common Stock. Following the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.7 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Buyer shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

Section 2.8 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company or Merger Sub, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, except as set forth in the Company SEC Reports (excluding any forward-looking statements disclosed in such Company SEC Reports) or the Company’s Disclosure Letter, as follows:

Section 3.1 Due Organization. Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization except in the case of the Subsidiaries where the failure to be so organized and existing or in such good standing, individually or in the aggregate, has not had and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, except where the failure to have such corporate power, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. True and complete copies of the Certificate of Incorporation and Bylaws of the Company in effect on the date hereof have been provided or made available to Buyer prior to the date hereof. Each of the Company and the Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company and the Significant Subsidiary have all business licenses, permits and approvals necessary to conduct their business as presently conducted, except where the failure to have such licenses, permits or approvals, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company’s only Significant Subsidiary is Hulbert Financial Digest, Inc., a Virginia corporation. The other direct or indirect Subsidiaries of the Company do not have any material assets and do not have any material liabilities which constitute a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

(b) As of November 11, 2004, (w) 26,120,722 shares of Company Common Stock were issued and outstanding, (x) no shares of Company Preferred Stock were issued or outstanding, (y) Company Stock Options to acquire 4,841,258 shares of Company Common Stock (at a weighted exercise price of $9.02) were outstanding, and (z) 453,227 shares of Company Common Stock were reserved and available for issuance under the Company ESPP. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.

(c) Section 3.2(c) of the Company’s Disclosure Letter lists each Tranche of Company Stock Options outstanding as of November 11, 2004, setting forth, with respect to each such Tranche of Company Stock Options, the grant date, the expiration date, the exercise price applicable thereto, the number of shares of Company Common Stock subject thereto and the Company Stock Plan under which such Tranche of Company Stock Options was granted and the vesting schedule thereof.

(d) The number of shares of Company Common Stock that will be issued under the Company ESPP between the date of this Agreement and the Effective Time plus the number of shares of Company Common Stock that participants in the Company ESPP will be entitled to purchase pursuant to the ESPP Purchase Rights existing immediately prior to the Effective Time will not exceed 61,911 in the aggregate. No shares of Company Common Stock will be issued under the Company ESPP between the date of this Agreement and the Effective Time at a purchase price less than $6.81 per share. The purchase price per share of Company Common Stock pursuant to the ESPP Purchase Rights existing immediately prior to the Effective Time will be no less than $6.81.

(e) Since November 11, 2004, through the date hereof, the Company has not issued any shares of its capital stock (except upon the exercise of the Company Stock Options) or granted any Company Stock Options.

(f) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company, in each case, free and clear of all material Liens, except where the failure to be duly authorized, validly issued, fully paid and nonassessable or free and clear material Liens, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(g) Except as set forth in Sections 3.2(a) and (b) above, there are no outstanding options, warrants or other outstanding rights of any kind which obligate the Company or any of its Subsidiaries to deliver any shares of capital stock or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible, exchangeable or exercisable for or into any shares of capital stock or voting securities of the Company or any of its Subsidiaries. Other than the Company Employee Plans, neither the Company nor any of its Subsidiaries has outstanding any stock appreciation, phantom stock plans or other similar arrangements. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures or notes the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company on any matter. There are no obligations, contingent or otherwise, of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any of its Subsidiaries.

Section 3.3 Due Authorization of Transaction; Binding Obligation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, except that the Company’s ability to consummate the Merger is subject to obtaining the approval and adoption of this Agreement and the Merger by the Company’s stockholders, and the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company (other than the approval and adoption of this Agreement and the Merger by the Company’s stockholders for the consummation of the Merger). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, this Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The board of directors of the Company has, by resolutions duly adopted at a meeting duly called and held, (x) approved this Agreement, the Merger, and the other transactions contemplated hereby and (y) subject to Section 5.3 of this Agreement, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholder Meeting.

(c) The only votes of the stockholders of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby are the affirmative votes of the holders of a majority of the outstanding shares of the Company Common Stock.

Section 3.4 Non-Contravention. Assuming compliance with the HSR Act and any foreign or other antitrust or combination Laws, any applicable state securities or “blue sky” Laws and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) contravene the Certificate of Incorporation or Bylaws of the Company or the organizational documents of the Significant Subsidiary; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under any Contract; (iv) give rise to any right of termination, cancellation or amendment under, or accelerate any Contract; (v) result in the creation of any Lien on any of the properties or assets of the Company or the Significant Subsidiary pursuant to any Contract; or (vi) conflict with any judgment, decree, order or ruling to which the Company or the Significant Subsidiary is a party or by which any of their respective assets or properties is bound, except in the case of clauses (ii) through (vi), for any such conflicts, violations, breaches, defaults or results that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

Section 3.5 Government Approvals, Consents and Filings. Except pursuant to the HSR Act, any foreign or other antitrust or combination Laws, the Exchange Act and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Company, except for such approvals, authorizations, consents, orders, filings, registrations or notifications of which the failure to obtain, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.6 Litigation. Except as set forth in Section 3.6 of the Company’s Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or the Significant Subsidiary or, to the Knowledge of the Company, any of the executive officers of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor the Significant Subsidiary nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award, except for those that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no formal SEC inquiries or investigations pending or, to the Knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, in each case regarding any accounting or disclosure practices of the Company or the Significant Subsidiary.

Section 3.7 Brokers’ Fees. Except for fees payable to UBS Securities LLC (formerly UBS Warburg LLC) (“UBS”), the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Merger Sub could become liable or obligated.

Section 3.8 Filings and Reports; Financial Information.

(a) The Company has filed or furnished, as applicable, all reports, forms, statements, certifications and other documents required to be filed or furnished with or to the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder since December 31, 2002 (all such reports and amendments and supplements thereto, collectively, the “Company SEC Reports”). As of the date filed or furnished (or if subsequently amended, as of the date of such amendment), each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable. None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports fairly presented the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other related financial statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in cash flows of the Company and its Subsidiaries for the respective periods set forth therein and such financial statements were prepared in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (i) normal year end adjustments, and (ii) the permitted exclusion of all footnotes that would otherwise be required by GAAP.

(b) The Company has (x) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee has been made available to Buyer.

Section 3.9 Absence of Certain Changes or Events. Since September 30, 2004, the Company has not:

(a) Other than with respect to this Agreement, incurred any material liability or entered into any material transaction, except in the ordinary course of its business consistent with past practices; or

(b) suffered any change in its business, assets, financial condition or results of operation except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

Section 3.10 Taxes. (a) The Company and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Authorities all federal and state income or franchise Tax Returns and any other material Tax Returns that it was required to file. All such Tax Returns are complete and accurate in all material respects. The unpaid Taxes of the Company and its Subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes) reflected on such financial statements. Since the date of the financial statements in the most recent Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Each of the Company and its Subsidiaries has, within the time and in the manner prescribed by applicable Law, withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations with respect to any material Tax Return.

(d) No claim is pending by a Taxing Authority of any jurisdiction in which the Company or its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

(e) There is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of Company, threatened against or with respect to Company or its Subsidiaries in respect of any Tax or assessment.

(f) As of December 31, 2003, the aggregate net operating losses of the Company and its Subsidiaries for U.S. federal income tax purposes were not less than $164 million.

(g) Neither the Company nor any of its Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(h) The Company has delivered to Buyer complete and correct copies of all federal and all other material Tax Returns for tax years 2001-2003.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of any consolidated group of corporations other than a group the common parent of which is the Company or one of its Subsidiaries, or (ii) has any liability for the Taxes of a Person (other than the Company and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) None of the Company or any of its Subsidiaries has engaged in (i) any transaction for which IRS Form 8275 was filed or (ii) any reportable transactions (within the meaning of Treas. Reg. § 1.6011-4(b)).

Section 3.11 Employee Matters.

(a) Section 3.11(a) of the Company’s Disclosure Letter contains a true and complete list of each material Company Employee Plan as of the date hereof. Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor the Significant Subsidiary has any commitment to create any additional employee benefit plan or modify or change any existing Company Employee Plan that would materially increase the cost to the Company or such Significant Subsidiary of any Company Employee Plan.

(b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law; benefits, the full cost of which is borne by the retiree; or such promises and provisions that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(c) The Company has complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in compliance with its terms, except for such non-compliance that, individually or in the aggregate, have not had or are not reasonably likely to have, a Company Material Adverse Effect.

(d) Except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Company Employee Plan is subject to Title IV of ERISA or Section 412 of the Code; (ii) neither the Company nor the Significant Subsidiary has incurred any material liability under Title IV of ERISA that has not been satisfied in full; and (iii) to the Knowledge of the Company, no condition exists that presents a risk to the Company or any of its Subsidiaries of incurring any such material liability.

(e) With respect to each Company Employee Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, except for actions, suits or claims that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Company Material Adverse Effect.

(f) Except as set forth in Section 3.11(f) of the Company’s Disclosure Letter, the execution and delivery of, the performance by the Company of its obligations under, and the consummation of the transactions contemplated by, this Agreement, will not result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or the Significant Subsidiary (except as may otherwise be required by Applicable Law).

(g) The Company is not obligated to make gross-up payments or otherwise indemnify any employee for excess parachute payments under Section 280G of the Code.

Section 3.12 Material Contracts.

(a) Set forth on Schedule 3.12 of the Company’s Disclosure Letter are the Material Contracts dated on or prior to the date hereof. The Company has made available to Buyer on or prior to the date hereof, true, correct and complete copies of each Material Contract dated on or prior to the date hereof.

(b) (i) The Company or its Subsidiaries have not breached, are not in default under, and have not received written notice of any breach of or default under, any Material Contract, (ii) to the Knowledge of the Company, as of the date hereof, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Material Contracts (other than with respect to this representation being made on the date hereof, those Material Contracts disclosed pursuant to Section 5.1) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

Section 3.13 Regulatory Compliance.

(d) The Company and the Significant Subsidiary are in compliance with each Law that is applicable to it or to the conduct of its business as presently conducted or the ownership or use of any of its assets, except for instances of non-compliance that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

(e) The Company and the Significant Subsidiary hold all permits, licenses, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are material to the operation of the Company’s business as presently conducted (collectively, the “Company Permits”). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

The subject matter of Sections 3.5, 3.8, 3.10, 3.11, 3.15, 3.16, 3.17, and 3.19 are excluded from the provisions of this Section 3.13 and the representations and warranties of the Company and the Subsidiaries with respect to those subject matters are exclusively set forth in those referenced sections.

Section 3.14 Title to Properties; Etc.

(a) Neither the Company nor the Significant Subsidiary currently owns any real property. Section 3.14(a) of the Company’s Disclosure Letter lists all leases entered into by the Company or the Significant Subsidiary for any real property to which the Company or its Subsidiaries is a party as a lessee as of the date hereof (the “Lease Agreements”), setting forth in the case of any such lease, the location of such real property.

(b) The Company and the Significant Subsidiary has not received written notice of default from a landlord under any Lease Agreement, except for such defaults that have been cured or that, individually or in the aggregate, have not had, or would not be reasonably likely to have, a Company Material Adverse Effect.

(c) Each Lease Agreement is in full force and effect and constitutes a valid and binding obligation of the Company and the Significant Subsidiary, except for any such failures that, individually or in the aggregate, have not had, and would not reasonably likely have, a Company Material Adverse Effect. The Company or the Significant Subsidiary, as the case may be, which is the lessee under the Lease Agreements enjoys peaceful and undisturbed possession under all Lease Agreements, except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) All material tangible assets owned or used by the Company and the Significant Subsidiary in the operation of their respective businesses are in good operating condition and are adequate for such businesses as currently conducted, except as has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Intellectual Property; Company IT Systems.

(a) Section 3.15(a) of the Company’s Disclosure Letter sets forth, as of the date hereof: (i) a true and complete list of all patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications, and domain name registrations of the Company and the Significant Subsidiary that are used and necessary for the operation of business of the Company and the Significant Subsidiary (collectively, the “Registered Proprietary Assets”), and (ii) a description of all software, hardware and equipment included in the Company IT Systems that are material to the operation of the business of the Company and the Significant Subsidiary that are owned by a Third Party and the identification of the Third Party licensor (collectively, the “Licensed Proprietary Assets”).

(b) The Company owns or has the right to use (i) all Licensed Proprietary Assets necessary for the operation of the Company’s and the Significant Subsidiary’s business as presently conducted, (ii) all Registered Proprietary Assets necessary for the operation of the Company’s and the Significant Subsidiary’s business as presently conducted, and (iii) all material software, hardware and equipment included in the Company IT Systems that are owned by the Company and the Significant Subsidiary and that are necessary for the operation of their businesses as presently conducted (such assets in this subsection (iii), together with the Registered Proprietary Assets, the “Owned Proprietary Assets”), except, in each case, where the failure of the Company to own or have the right to use such item of Licensed Proprietary Assets or Owned Proprietary Assets have not had, and would not reasonably likely have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the operation of the business of the Company and its the Significant Subsidiary as currently conducted is not infringing, misappropriating, or violating any Proprietary Asset owned or used by any other Person, except for such infringements that, individually or in the aggregate, have not had, or be reasonably likely to have, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of any actual or alleged infringement of, any Proprietary Asset owned or used by any other Person except for notices with respect to such infringement that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing, misappropriating or violating any Business Proprietary Asset owned or used by the Company, except for matters that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(d) There are no proceedings, consents, settlements, rulings, judgments, decrees or orders pending or to the Knowledge of the Company threatened against or affecting any Owned Business Proprietary Asset or, to the Knowledge of the Company, any Licensed Business Proprietary Asset described in Section 3.15(a), except as have not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company has taken commercially reasonable steps to maintain and preserve the Business Proprietary Assets and has obtained valid and effective assignments from its employees and independent contractors that have created or developed Business Proprietary Assets (collectively, the “Inventors”) of such Inventors’ rights in any Business Proprietary Assets, except for any lack of any such effective assignment that have not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and the Significant Subsidiary have taken commercially reasonable steps in accordance with industry standards (i) to secure the Company IT Systems from unauthorized access or use by any Person, and (ii) to enable the continued and uninterrupted operation of the Company IT Systems, including employing adequate security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures. The Company IT Systems (X), to the Knowledge of the Company, are free of all known viruses, worms and trojan horses and do not contain any bugs, errors, or problems that, in each case, would reasonably be expected to materially disrupt, or result in a materially adverse impact on, the operation of the business of the Company and the Significant Subsidiary, taken together, and (Y) have not, to the Knowledge of the Company, been subject to a material security or firewall breach, penetration or intrusion by an unauthorized Person.

(g) The Company and the Significant Subsidiary, to the extent applicable, have posted a privacy policy governing the Company’s and the Significant Subsidiary’s use of data and disclaimers of liability, to the extent permitted by Applicable Law, on its Internet web sites, and the Company and the Significant Subsidiary have complied with such privacy policy except for such noncompliance that has not had, or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) To the Knowledge of the Company, the operations of the Company have been and are in compliance with all applicable Environmental Laws, other than such non-compliance that, individually or in the aggregate, has not had, or is not reasonably likely to have, a Company Material Adverse Effect.

(b) There are no claims, notices of potential liability, writs, injunctions, decrees, orders or judgments outstanding, relating to compliance by the Company with, or liability of the Company under, any applicable Environmental Laws, except for such claims, notices, writs, injunctions, decrees, orders or judgments that, individually or in the aggregate, have not had, or are not reasonably likely to have, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company has not (i) received any written notice from any person or entity alleging that the Company has disposed of any Hazardous Substance on any properties currently leased by or operated by the Company; (ii) disposed of any Hazardous Substance on any third-party sites resulting in liability under any Environmental Law; or (iii) incurred any liability for the generation, treatment, storage or disposal of any Hazardous Substances.

Section 3.17 Labor Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date hereof, the Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down, organizing activity or lockout involving the Company, except for any such (i) proceeding, the outcome of which, or (ii) any labor strike, dispute, walkout, work stoppage, slow-down, organizing activity or lockout, individually or in the aggregate, that has not had, or is not reasonably likely to have, a Company Material Adverse Effect.

Section 3.18 Opinion of Financial Advisor. The Company has received the written opinion (or oral opinion to be confirmed in writing) of UBS to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.19 State Takeover Statutes. The Company’s board of directors has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, Section 203 of the DGCL.

Section 3.20 No Undisclosed Liabilities.

Neither the Company nor the Significant Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) as and to the extent set forth on the audited consolidated balance sheet of the Company as of December 31, 2003 (including the notes thereto), or the unaudited condensed consolidated balance sheet of the Company as of September 30, 2004 (including the notes thereto), (ii) as incurred pursuant to the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2003 in the ordinary course of business, (iv) as have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (v) as have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

Section 3.21 Insurance. Section 3.21(a) of the Company’s Disclosure Letter lists all material insurance policies maintained by or on behalf of the Company or the Significant Subsidiary (the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect.

(b) There is no pending claim under or based upon any of the Company Insurance Policies and, to the Knowledge of the Company, no event has occurred, and no condition or circumstances exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, except for any such claim, event, condition or circumstances that, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

(c) Neither the Company nor the Significant Subsidiary has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) regarding any actual or possible cancellation or invalidation of any of the Company Insurance Policies.

Section 3.21 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III and the Company’s Disclosure Letter, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such other representation or warranty.

(b) In particular, without limiting the foregoing disclaimer, except as stated in this Article III and the Company’s Disclosure Letter, no Person makes or has made any representation or warranty to Buyer with respect to (i) any financial projection or forecast relating to the Company or its business or (ii) any oral or written information presented to Buyer during any management presentation including any question and answer session thereto or any oral or written information provided to Buyer in the course of its due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. With respect to any projection or forecast delivered by or on behalf of the Company to Buyer or Merger Sub, each of Buyer and Merger Sub acknowledges that (i) there are uncertainties inherent in attempting to make such projection and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any Person with respect thereto other than a claim for fraud, bad faith or intentional misrepresentation.

(c) Except for the representations and warranties contained in this Article III and the Company’s Disclosure Letter, the purchase and sale of the Company Common Stock is being made on an “as is, where is” basis and without recourse to the Company, any Representative of the Company or any stockholder of the Company with respect to any express or implied representation or warranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub, jointly and severally, hereby represent and warrant to the Company:

Section 4.1 Due Incorporation. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own all of its properties and assets. True and complete copies of the Certificate of Incorporation and Bylaws of Buyer and Merger Sub with all amendments and restatements thereto through the date hereof have been provided to the Company prior to the date hereof. Buyer owns all of the outstanding equity interests of Merger Sub. Merger Sub was incorporated solely for the purposes of this Agreement and has not carried on any other business.

Section 4.2 Due Authorization of Transaction; Binding Obligation. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is the valid and binding obligation of Buyer and Merger Sub enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval by the board of directors, stockholders or other security holders of Buyer or Merger Sub is required for the execution, delivery and performance of this Agreement by Buyer or Merger Sub, including without limitation the consummation of the Merger.

Section 4.3 Non-Contravention. Assuming compliance with the HSR Act, any foreign or other antitrust or combination Laws, and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the

State of Delaware, the execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (i) contravene the Certificate of Incorporation or Bylaws of Buyer and Merger Sub, (ii) conflict with or violate any Applicable Law, (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or amendment of any material contract of Buyer or Merger Sub, (iv) result in the creation of any material Lien on any of the material properties or assets of Buyer or Merger Sub pursuant to any material contract, or (v) conflict with any judgment, decree, order or ruling to which Buyer or Merger Sub is a party by which any of their material assets and properties are bound, except in the case of clauses (i) through (v), for any such conflicts, contraventions, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have or be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.4 Government Approvals, Consents, and Filings. Except for such filings as required by the HSR Act, any foreign or other antitrust or combination Laws, the Exchange Act and any applicable state securities or “blue sky” Laws, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer or any of its Subsidiaries or Merger Sub from, or made or given by Buyer or any of its Subsidiaries or Merger Sub to, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub, except for such approvals, authorizations, orders, filings, registrations or notifications of which the failure to obtain, individually or in the aggregate, is not reasonably likely to have, a Buyer Material Adverse Effect.

Section 4.5 Litigation. As of the date hereof, Buyer and Merger Sub are not engaged in, or a party to, or threatened with, any civil, criminal or administrative, actions, suits, claims, proceedings or investigations before any Governmental Authority, that seeks to restrain, materially modify or invalidate the Merger and the other transactions contemplated by this Agreement.

Section 4.6 Financing. Buyer and Merger Sub will have, as and when required, the funds available as are necessary to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Performance. Since September 30, 2004, there has not been with respect to Buyer any condition, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Finder’s Fees; Brokers. Buyer and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

Section 4.9 Information Supplied. The information to be supplied by Buyer and Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement is filed with the SEC, on the date the Proxy Statement is mailed to stockholders of the Company, and on the date of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Other Agreements. Except as set forth in Buyer’s Schedule 13D or 13G as currently on file with the SEC, an exhibit filed with any report of the Company filed pursuant to the Exchange Act or otherwise disclosed by Buyer to the Company in writing prior to the date of this Agreement, neither Buyer nor Merger Sub has (i) entered into any Contract with any officer or director of the Company in connection with the transactions contemplated by this Agreement, or (ii) any beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

Section 4.11 Opinion of Financial Advisor. Buyer has received the opinion of J.P. Morgan Securities Inc. and Evercore to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Buyer.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. Except as required or permitted under this Agreement or set forth in the Company’s Disclosure Letter, or with the consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company agrees as to itself and to its Subsidiaries that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time

(1) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practices,

(2) the Company and its Subsidiaries shall use commercially reasonable best efforts to preserve intact in all material respects their business organization, to keep available the services of their respective present executive officers and key employees, and to preserve in all material respects the goodwill of those having business relationships with the Company and its Subsidiaries, and

(3) neither the Company nor its Subsidiaries shall:

(a) amend or otherwise change its Certificate of Incorporation or Bylaws (or similar organizational documents of the Company’s Subsidiaries);

(b) split, combine or reclassify any shares of its outstanding capital stock, declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities;

(c) issue, sell, pledge, dispose of, encumber, deliver or authorize, agree or commit to issue, sell, pledge, dispose of or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or any other ownership interest (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) other than (A) Company Stock Options awarded in the ordinary course of business in amounts consistent with past practice and (B) shares of Company Common Stock issued to holders of Company Stock Options upon exercise or subject to Section 2.4(f)(vii) hereof, issued pursuant to the Company ESPP (provided that such issuance will not cause a breach of the representation contained in Section 3.2(d) of this Agreement);

(d) (i) dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets other than in the ordinary course of business consistent with past practice; (ii) incur or assume any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business consistent with past practice; (iii) modify, amend or terminate any material indebtedness of the Company or its Subsidiaries; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in a material amount other than in the ordinary course of business consistent with past practice; (v) make any material loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course of business; (vi) fail to maintain insurance consistent with past practices for its business; (vii) make any settlement of pending or threatened actions, suits or other similar claims (including penalties, fees, or taxes related thereto) for amounts in excess of $100,000 or cancel, modify or waive any material claims or material rights; (viii) acquire (by merger, consolidation or acquisition of stock or assets) any material company, corporation, partnership or other business organization or division thereof; (ix) make any changes with respect to accounting policies or material procedures (other than as required by changes in GAAP or to comply with Applicable Law) or (x) enter into any material lease for real property;

(e) repay any guarantors of the Company’s or its Subsidiaries’ material obligations or pledgors of collateral to secure the Company’s or its Subsidiaries’ material obligations (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of the Company’s or its Subsidiaries’ material obligations, on behalf of the Company or its Subsidiaries;

(f) make capital expenditures or commitment for the purchase of fixed assets in excess of $500,000;

(g) other than in the ordinary course of business, terminate or make any material amendment or modification to any Material Contract or enter into an agreement or other arrangement that would reasonably be likely to fall within the definition of “Material Contract” if such new agreement or arrangement were in place during the time period set forth in such definition; or

(h) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take the following actions: (i) pay any judgment or settlement of pending legal actions, suits or other similar claims (including penalties, fees, or taxes related thereto); (ii) repay any guarantors of the obligations of the Company or any of its Subsidiaries or pledgors of collateral to secure the obligations of the Company or any of its Subsidiaries (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of the obligations of the Company or its Subsidiaries, on behalf of the Company or any of its Subsidiaries, (iii) subject to Section 5.2 hereof, hire any new employees or terminate any existing employees in the ordinary course, and (iv) pay compensation and severance as permitted under Section 5.2, below.

The Company shall deliver to Buyer a copy of any new agreement or other arrangement entered into after the date hereof that would reasonably be likely to fall within the definition of “Material Contract” if such agreement or other arrangement were in place during the time period set forth in such definition.

Section 5.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company and its Subsidiaries, except as set forth in the Company’s Disclosure Letter, shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) and except as required by Applicable Law or pursuant to existing contractual arrangements or other policies, plans or commitments as otherwise disclosed in writing pursuant hereto:

(a) enter into, adopt or amend any Company Employee Plans to increase the benefits thereunder;

(b) grant, or become obligated to grant, any increase in the compensation or stock or fringe benefits of directors, officers or employees

(c) hire any new non-executive employees except in the ordinary course of business consistent with past practice;

(d) enter into any employment, severance or similar agreement or arrangement with any employee, except for severance arrangements that are entered into in exchange for a customary release by such employee in the ordinary course of business;

(e) renew or amend any contract, agreement, award commitment or arrangement (i) providing for the payment to any director, officer or employee of compensation or benefits, the terms of which are altered in favor of such individual, or (ii) providing for the acceleration of vesting of any amount subject thereto upon the occurrence of any of the transactions contemplated by this Agreement.

Section 5.3 No Solicitation.

(a) Except as otherwise specified in this Section 5.3, the Company shall not, and shall use commercially reasonable best efforts to ensure that its and its Subsidiaries’ Representatives shall not, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information) or take any other action to facilitate any inquiries or the making of any proposal relating to, or that could reasonably be expected to lead to, an Alternative Transaction, or enter into discussions (except as to the existence of this Section 5.3) or negotiate with any person or entity to obtain, or in connection with, an Alternative Transaction, or agree to, or recommend, any Alternative Transaction.

(b) The Company shall promptly (but in any event within 48 hours) notify Buyer of all material terms of any such proposals received by the Company or by any of its Representatives relating to any Alternative Transaction, and if such proposal is in writing, the Company shall promptly deliver or cause to be delivered to Buyer a copy of such proposal.

(c) The Company shall notify its and its Subsidiaries’ Representatives of the restrictions described in this Section 5.3.

(d) Nothing contained in this Agreement shall prohibit the board of directors of the Company, the Company, and each of its Representatives from:

(i) referring a Third Party to this Section 5.3 or making a copy of this Section 5.3 available to any Third Party;

(ii) prior to the adoption of this Agreement by the stockholders of the Company, furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any Persons in connection with an unsolicited bona fide proposal by such Person relating to an Alternative Transaction if, (A) such proposal constitutes a Superior Proposal, or the board of directors of the Company, after consultation with the Company’s financial advisors, determines in good faith that such proposal could reasonably be expected to lead to a Superior Proposal, (B) the board of directors of the Company, after consultation with the Company’s legal counsel, believes in good faith that such action is necessary for the Company’s board of directors to comply with its fiduciary duties to Company stockholders, and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company (1) provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (2) receives from such Person an executed confidentiality agreement containing terms and conditions substantially similar to the Confidentiality Agreement; or

(iii) prior to the adoption of this Agreement by the stockholders of the Company, entering into an agreement with respect to a Superior Proposal that did not result from a breach of this Section 5.3; provided, in the case of this clause (iii), that the Company shall have provided Buyer with written notice of such Superior Proposal and Buyer shall not have delivered to the Company a Superior Offer within four Business Days of such notice; provided, further, that in the case of this clause (iii), the Company shall not terminate this Agreement unless concurrently with such termination the Company pays to Buyer the Fee (as defined in Section 8.3(b) of this Agreement).

(e) Nothing contained in this Agreement shall (i) prohibit the Company’s board of directors, the Company and its Representatives from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or making such disclosures to the Company’s stockholders as, in the good faith determination of the Company’s board of directors, is required by Law, or (ii) prohibit or restrict the board of directors of the Company from amending, modifying or withdrawing its recommendation of this Agreement and the Merger, to the extent that the Company’s board of directors determines in good faith, after discussion with its legal counsel, that it is required to do so to comply with its fiduciary duties to the Company’s stockholders.

(f) The Company shall immediately cease any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction. The Company also shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has executed a confidentiality agreement within the 12 months prior to the date of this Agreement in connection with its consideration of any Alternative Transaction to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(g) Nothing contained in this Agreement shall prohibit the Company from filing with the SEC a current report on Form 8-K to report the execution of this Agreement and file a copy of this Agreement and any ancillary agreement as exhibits to such a report.

Section 5.4 Conduct of Business by Buyer and Merger Sub Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the other transactions contemplated by this Agreement or the expiration or termination of any waiting period under Applicable Law, or (b) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, or the other transactions contemplated by this Agreement or increase the risk of not being able to remove any such order on appeal or otherwise.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholder Approvals. The Company shall call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement and the Merger. The Stockholder Meeting shall be held as soon as practicable following the date upon which the Proxy Statement becomes effective, and the Company will, through its board of directors, but subject to the fiduciary obligations of its board of directors, (i) recommend to its stockholders the approval and adoption of this Agreement and the Merger, and (ii) not rescind its authorization or approval of this Agreement and the Merger.

Section 6.2 Proxy Statement.

(a) The Company shall prepare and file with the SEC as soon as practicable a preliminary Proxy Statement and shall use commercially reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(b) Buyer shall furnish the Company with all information concerning Buyer required for use in the Proxy Statement, and Buyer shall take such other action as the Company may reasonably request in connection with the preparation of the Proxy Statement, including any amendments or supplements thereto. Buyer shall vote or cause to be voted by proxy or otherwise all shares of Company Common Stock held or voting of which is controlled by, directly or indirectly, by Buyer or Merger Sub for the approval and adoption of this Agreement and the Merger.

(c) The Company hereby represents and warrants to Buyer and Merger Sub that the Proxy Statement (x) when filed with the SEC, (y) when mailed to the stockholders of the Company, and (z) at the date of the Stockholder Meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Buyer or Merger Sub, or any of their respective Representatives, specifically for use in the Proxy Statement.

Section 6.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access at normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. The Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request, and shall make available to Buyer the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Buyer may reasonably request. Buyer shall keep such information confidential in accordance with the terms of the letter agreement, entered into on September 8, 2004 (the “Confidentiality Agreement”) between Buyer and the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information, property or personnel if (X) the Company believes in good faith that such access is subject to any confidentiality obligations or would be reasonably likely to jeopardize the Company’s attorney-client, work product or similar legal privilege; (Y) any Applicable Law requires the Company to restrict or prohibit access to any such information, properties or personnel; or (Z) such access would unreasonably disrupt the businesses and operations of the Company; provided that the Company will use commercially reasonable best efforts to make appropriate substitute access to information arrangements under circumstances where the foregoing restrictions apply.

(b) No investigation pursuant to receipt of information or access to property or personnel in accordance with Section 6.3(a) above shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Merger.

Section 6.4 Consents; Approvals.

(a) The Company and Buyer shall coordinate and cooperate with one another and shall each use their commercially reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders needed to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided, that the Company shall not be required to make any payments to third parties other than Governmental Authorities. Without limiting the generality of the foregoing, each party shall use its commercially reasonable best efforts to file the premerger notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the premerger notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice as soon as practicable following the date hereof, but in any event within five Business Days following the date hereof. Each party shall respond promptly to any request for additional information that may be issued by either Federal Trade Commission or Department of Justice and shall use commercially reasonable best efforts to assure that the waiting period required by the HSR Act has expired or been terminated prior to the date that is 30 days after such filing.

(b) Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby. Each of Buyer and the Company shall make all necessary filings with Governmental Authorities, including the SEC.

Section 6.5 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate such that the conditions to closing set forth in Section 7.2(a) and 7.3(a), as the case may be, shall not be met, and (ii) any failure of the Company, Buyer or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 7.2(b) and 7.3(b), as the case may be, shall not be met; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 7.2(b) or 7.3(b) unless the failure to give such notice results in material prejudice to the other party. No disclosure by any party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the disclosures set forth on Company’s Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 6.6 Further Assurances. Upon the terms and subject to the conditions hereof, and in the case of the Company further subject to the fiduciary duties of the Company’s board of directors, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

Section 6.7 Public Announcements. Buyer and the Company shall consult with each other before issuing any press release, or making any public announcement or filing with a Governmental Authority, with respect to the Merger or this Agreement and shall not issue any such press release, or make any such public statement or filing without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, or make such public statement or filing as may upon the advice of counsel be required by Law or a Governmental Authority if it has used commercially reasonable best efforts to consult with the other party.

Section 6.8 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any Taxes, or any transfer, recording, registration and other fees, that become payable in connection with the transactions contemplated hereby and that are required or permitted to be filed on or before the Effective Time.

Section 6.9 Director and Officer Liability.

(a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to, indemnify and hold harmless (and make advances for expenses as incurred to) the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof.

(b) Buyer will and will cause the Surviving Corporation to perform any indemnification agreements between the Company and any of its directors, officers and employees in force as of immediately prior to the Effective Time.

(c) For a period of six years after the Effective Time, Buyer shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the date hereof or the Effective Time (or Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time on terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, that Buyer or the Surviving Corporation shall first use its commercially reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if it is unable after exerting commercially reasonable best efforts, to obtain such a “tail” policy, Buyer or the Surviving Corporation shall be required to obtain such coverage from such carriers in annual policies; provided, further that in no event shall Buyer or the Surviving Corporation be required to expend on an annual basis (other than in respect of any “tail” policies, provided that Buyer and the Surviving Corporation shall not be required to expend more than 250 percent of the annual premium currently paid by the Company for its current directors’ and officers’ liability insurance policies in order to obtain any “tail” policy) in excess of 175 percent of the annual premium currently paid by the Company for such coverage; and, provided, further, that if the annual premium for such coverage exceeds such annual amount, Buyer or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 175 percent of the current annual premium.

(d) The provisions of this Section 6.9 are intended for the benefit of, and may be enforced by, each Person entitled to indemnification under this Section 6.9 and shall be binding on Buyer and the Surviving Corporation and its successors and assigns.

(e) In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 6.9.

Section 6.10 Action by Buyer and Company’s Boards. Prior to the Effective Time, the boards of directors of Buyer and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and any assumption of Company Stock Options as provided in Section 2.4(f) resulting from the Merger and the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company (and in the case of the assumption of Company Stock Options, with respect to Buyer) to be an exempt transaction for purposes of Section 16 of the Exchange Act, such steps to be taken in accordance with the SEC’s no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP.

Section 6.11 Employee Benefits.

(a) Immediately following the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, maintain all compensation and benefit plans and arrangements (including without limitation, base salary, commissions, vacation benefits, retirement benefits, and bonus opportunities, severance and similar arrangements for any person terminated) for employees of the Company who continue employment with Buyer, the Surviving Corporation or any Subsidiary thereof after the Effective Time (the “Continuing Employees”) that are no less favorable (excluding stock option, stock purchase or other equity-based compensation arrangements) than those provided by the Company to the Continuing Employees as of the Effective Time (the “Initial Benefits”). As soon as practicable following the Effective Time (but, in any event, within one year following the Effective Time), Buyer shall, or shall cause the Surviving Corporation to, provide to the Continuing Employees, in lieu of the Initial Benefits, compensation and benefit plans and arrangements (including, without limitation, base salary, commissions, vacation benefits, retirement benefits and bonus opportunities, severance or similar arrangements) that are substantially comparable to the compensation and benefit plans and arrangements provided to similarly situated employees of Buyer and its Subsidiaries (other than the Surviving Corporation) (the “Buyer Benefit Plans”). Notwithstanding anything to the contrary in this Section 6.11, any employee who becomes disabled while covered under the Company Employee Plans shall not become eligible to be covered under the Buyer Benefit Plans unless and until he or she ceases to be disabled and returns to active employment. For purposes of the Initial Benefits and Buyer Benefit Plans listed on Section 6.11 of the Buyer’s Disclosure Letter, Buyer shall give each Continuing Employee past service credit for service with the Company prior to the Effective Time as if it were service with Buyer. At, and after, the Effective Time, Buyer shall honor, or cause the Surviving Corporation to honor, in accordance with their terms and bear any cost associated with all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time. To the extent benefits are not provided to Continuing Employees through the applicable Company Employee Plans but are provided through other employee benefit plans, Buyer agrees to, or cause the Surviving Corporation to, (A) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by such plans; and (B) cause such plans to honor any expenses incurred by the Continuing Employees and their beneficiaries under similar plans of Company during the portion of the calendar year prior to the Effective Time for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under such plans. Buyer agrees that Buyer or the Surviving Corporation shall be responsible for providing all legally-mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA and Section 4975B of the Code) that occurs at any time on or after the Effective Time.

(b) Buyer will, or will cause the Surviving Corporation to, honor the severance payments and benefits accrued or payable as of the Effective Time under the plans and agreements with respect to the employees of the Company, on the terms of such plans and agreements as in effect as of the Effective Time. Buyer acknowledges and agrees that the consummation of the Merger and the transactions contemplated by this Agreement will constitute a “change of control” of the Company for purposes of such plans and agreements, and agrees to honor the provisions under such plans and agreements relating to a change of control.

(c) Nothing in this Section 6.11 is intended to create any employment obligation other than as employees at will who may be terminated with or without cause.

Section 6.12 Form S-8. Buyer agrees to file with the SEC as soon as practicable but no later than 20 days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Buyer Common Stock to be issued upon the exercise of Company Stock Options assumed by Buyer. Buyer agrees to cause shares of Buyer Common Stock to be issued upon exercise of Company Stock Options assumed by Buyer to be authorized for listing on the national securities exchange on which the Buyer Common Stock is listed.

Section 6.13 No Solicitation of Employees Prior to Close. Except to the extent permitted by the proviso to Section 18 of the Confidentiality Agreement, without the prior written consent of the Company or Buyer, as the case may be, prior to the Effective Time, neither the Company nor Buyer, directly or indirectly, shall solicit for employment, discuss potential employment opportunities with such party with, or hire any employee of the other party, provided, that neither the Confidentiality Agreement nor the foregoing restriction shall prevent (i) Buyer from discussing with the executive officers of the Company the employment of any employee by Buyer or the Surviving Corporation in connection with consummation of the Merger, (ii) Buyer from employing any Company employee upon the consummation of this Merger, or (iii) either party from making general solicitations for employment or employing any person who either responds to such general solicitations or otherwise contacts such party on his or her own initiative without solicitation by such party in contravention of the restrictions set forth in this Section 6.13.

Section 6.14 No Acquisition of Shares.

Neither Buyer nor any of its Subsidiaries shall acquire beneficial ownership of any shares of Company Common Stock prior to the earlier of the termination of this Agreement or the Effective Time.

Section 6.15 Merger Sub.

Buyer shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.16 Taxes. The Company and its Subsidiaries shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed on or before the Effective Time. All such Tax Returns will be consistent with past practice, and will be true, correct and complete when filed. None of the Company or its Subsidiaries shall (i) make or change any material Tax election; (ii) without the consent of the Buyer, which consent shall not unreasonably be withheld, file any amended income tax or other material Tax Return (iii) extend or waive any statute of limitations with respect to any material Taxes; or (iv) settle or compromise any material Tax liability. At least seven days prior to Closing, the Company shall furnish to Buyer a list of all states in which there is a material net operating loss carryforward into tax year 2004, and a schedule showing the estimated amounts of all such net operating loss carryforwards as well as the expiration date of such loss carryforwards (determined without regard to the transactions contemplated by this Agreement).

Section 6.17 Determination of Net Operating Losses Carryforward. The Company has engaged the firm of Gardner, Corton & Douglas LLP to undertake a S382 study of the availability of the Company’s net operating losses. The Company will use its commercially reasonable best efforts to ensure that the study is completed and a copy promptly delivered to Buyer.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by the other party (where permissible) at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint prohibiting the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, that makes the consummation of the Merger illegal or otherwise prohibit the consummation of the Merger.

(b) HSR Act; Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any foreign antitrust or combination Law identified on Schedule 7.1(b) and all material filings, consents, approvals and authorizations legally required to be made or obtained with or from a Governmental Authority to consummate the Merger shall have expired, been terminated, made or obtained, as applicable.

(c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company.

Section 7.2 Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of the Company contained in Sections 3.2(a), (b), (c), (d), (e) and, to the extent related to shares or securities of the Company, Section 3.2(g) of this Agreement shall be true and correct in all material respects as of the Effective Time (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects as of such date) and (2) the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)); and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) with the same force and effect as if made on and as of the Effective Time, and Buyer and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Buyer and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company.

Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)); and (iii) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect) with the same force and effect as if made as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

(b) Agreements and Covenants. Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Buyer.

Section 7.4 Shareholder Litigation Relating to Merger. Notwithstanding anything to the contrary in this Agreement, no claim brought by or on behalf of any shareholder of the Company arising out of or relating to the transactions contemplated by this Agreement shall be taken into consideration in determining whether: (a) there has been a breach of any representation, warranty or covenant in this Agreement, (b) any party to this Agreement has a right to terminate this Agreement, or (c) any condition to closing of the parties has been satisfied; provided, however, that this Section 7.4 shall not override Section 7.1(a).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Buyer and the Company; or

(b) by either Buyer or the Company if the Merger shall not have been consummated by May 14, 2005 (the “Final Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or

(c) by either Buyer or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action that has become final and non-appealable, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 6.4 and 6.6; and provided, that the party seeking to terminate pursuant to this Section 8.1(c) shall have used its commercially reasonable best efforts to challenge such order, decree, ruling or other action; or

(d) by either Buyer or the Company if, at the Stockholder Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger shall not have been obtained provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the requisite vote of the Company’s stockholders shall have been caused by or related to the Company’s willful breach of this Agreement; or

(e) by Buyer, if

(i) the board of directors of the Company withholds, withdraws, modifies or changes its recommendation in a manner adverse to Buyer, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change),

(ii) the board of directors of the Company endorses, approves or recommends any Alternative Transaction, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be such a endorsement, approval or recommendation),

(iii) the Company shall have failed to include in the Proxy Statement the board of director’s recommendation to the Company’s stockholders to approve this Agreement and the Merger, or

(iv) a tender offer or exchange offer for 25 percent or more of the outstanding shares of stock of the Company has commenced, and the board of directors of the Company has not recommended rejection of such tender offer or exchange offer by the Company’s stockholders within ten (10) business days of the commencement thereof pursuant to Rule 14e-2 of the Exchange Act; or

(v) the Proxy Statement has been approved by the SEC at least 25 days prior to the Final Date and the Company (other than for reasons outside the Company’s control) fails to call or hold the Stockholder Meeting by the Final Date (or the Company indicates that it will not call and hold the Stockholder Meeting); or

(f) by the Company, prior to the Stockholder Meeting, if the Company receives a Superior Proposal with respect to which Buyer does not respond with a Superior Offer as provided in Section 5.3(d)(iii); provided that, the Company shall have complied with all its obligations under Section 5.3 hereof and with all applicable requirements of Section 8.3 hereof, including payment of the Fee pursuant to Section 8.3(b) hereof; or

(g) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, that unless such breach by its nature cannot be cured, Buyer may not terminate this Agreement pursuant to this Section 8.1(g) in respect of such breach unless such breach shall not have been cured by the Company within 30 days following notice by Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(g) if Buyer shall then be in material breach of this Agreement).

(h) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub, respectively, set forth in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, that unless such breach by its nature cannot be cured, the Company may not terminate this Agreement pursuant to this Section 8.1(h) in respect of such breach unless such breach shall not have been cured by Buyer or Merger Sub within 30 days following notice by the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(h) if the Company shall then be in material breach of this Agreement).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for breach of this Agreement or for fees and expenses as set forth in Section 8.3, and that Sections 6.7, 8.2 and 8.3 and Article IX shall survive indefinitely any termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, (i) if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, or (ii) if the Merger is consummated, then the Surviving Corporation shall pay all such fees and expenses.

(b) The Company shall pay Buyer a fee of $9,278,000 in cash (the “Fee”) in addition to any Buyer Expenses (as defined in Section 8.3(c) hereof) that are payable or have been paid to Buyer pursuant to Section 8.3(c) hereof, upon the earliest to occur of the following events:

(i) the termination by Buyer or the Company pursuant to Section 8.1(d) if (1) (x) an Alternative Transaction has been publicly proposed to the Company or its stockholders at or prior to the Stockholder Meeting (an “Alternative Proposal”), or (y) any Third Party shall have publicly announced an intention to make an Alternative Proposal with respect to the Company at or prior to the Stockholder Meeting, and (2) either: (A) such proposed Alternative Transaction has not been absolutely and unconditionally withdrawn or abandoned by such Third Party (unless the board of directors of the Company publicly announces that it unconditionally rejects such Alternative Proposal) prior to the Stockholder Meeting, or (B) notwithstanding the withdrawal of such Alternative Transaction or the rejection of the Alternative Proposal) by the board of directors of the Company as provided in the foregoing clause (A), this Agreement is terminated and an agreement for such Alternative Transaction is entered into or such Alternative Transaction is consummated within six (6) months after the date of such termination (provided, that, for purposes of this Section 8.3(b)(i), all references to 25% in the definition of “Alternative Transaction” shall be deemed to be 50%); or

(ii) The termination of this Agreement by Buyer pursuant to Section 8.1(e); or

(iii) The termination of this Agreement by the Company pursuant to Section 8.1(f).

(c) Upon the termination by Buyer or the Company, as applicable, pursuant to (i) Section 8.1(e), (ii) Section 8.1(f), or (iii) Section 8.1(g), the Company shall pay Buyer (in addition to the Fee, if payable) an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Buyer has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the “Buyer Expenses”), and which amount shall represent the entire amount that Buyer is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Buyer’s counsel, accountants and financial advisors.

(d) The Company acknowledges that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as referred to in Sections 83(b) and 8.3(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 8.3(b) and 8.3(c) are reasonable forecasts of the actual damages which may be incurred by Buyer under such circumstances, that the amounts payable pursuant to Sections 8.3(b) and 8.3(c) hereof constitute liquidated damages and not a penalty, and further that, without these agreements, Buyer would not enter into this Agreement.

(e) If Buyer terminates this Agreement pursuant to Section 8.1(e), to the extent applicable, (x) the Fee shall be paid within two (2) business days after the termination of the Agreement, and (y) the Buyer Expenses shall be paid promptly following the receipt by the Company of an invoice from Buyer setting forth such expenses in reasonable detail, accompanied by reasonable documentation.

(f) If the Company terminates this Agreement pursuant to Section 8.1(f), to the extent applicable, (x) the Fee shall be paid on the date of the termination of this Agreement and (y) the Buyer Expenses shall be paid promptly following the receipt by the Company of any invoice from Buyer setting forth such expenses in reasonable detail, accompanied by reasonable documentation.

(g) Notwithstanding anything contained in this Agreement, the Fee payable pursuant to Section 8.3(b)(i) shall be paid on the date an agreement for an Alternative Transaction is entered into.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties; Disclosure Letter.

(a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, except that the agreements and liabilities set forth in Article II, Section 6.7, 8.3 and this Section 9.1 shall survive the Effective Time indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

(b) Any disclosure made with reference to one or more Sections of the Company’s Disclosure Letter or the Buyer’s Disclosure Letter shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address that shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

(a) If to Buyer or Merger Sub:

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

Attention: General Counsel

Facsimile No.: (212) 732-8356

Telephone No: (212) 416-2000

With copies to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Joseph A. Stern, Esq.

    Philip Richter, Esq.

Fax: (212) 859-4000

Telephone No.: (212) 859-8000

(b) If to the Company:

MarketWatch, Inc.

825 Battery Street

San Francisco, California 94111

Attention: General Counsel

Fax: (415) 293-0640

Telephone No.: (415) 733-0500

With copies to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Robert Townsend, Esq.

Fax: (415) 268-7522

Telephone No.: (415) 268-7080

Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.4 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. The schedules and exhibits identified in this Agreement, including the Company’s Disclosure Letter and the Buyer’s Disclosure Letter, are incorporated herein by reference and made a part of this Agreement.

Section 9.8 Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer and Merger Sub, with the written consent of the Company, which shall not be unreasonably withheld or delayed, may assign all or any of their rights hereunder to any Subsidiary of Buyer provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 6.9, 6.10, and 6.11, hereof.

Section 9.10 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof. Any action, hearing, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement must be brought in the courts of the State of California, County of San Francisco, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section 9.10 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

Section 9.11 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Enforcement of Agreement. Each party acknowledges and agrees that the parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by the other parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, each party agrees that, in addition to any other right or remedy to which such party may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.13 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement and Plan Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

DOW JONES & COMPANY

By:	/s/ L. GORDON CROVITZ
Name: L. Gordon Crovitz Title: Senior Vice President President, Electronic Publishing

GOLDEN ACQUISITION CORP.

By:	/s/ L. GORDON CROVITZ
Name: L. Gordon Crovitz Title: President

MARKETWATCH, INC.

By:	/s/ LAWRENCE S. KRAMER
Name: Lawrence S. Kramer Title: Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]